UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): October 10, 2008

COGO GROUP, INC.
(Exact name of registrant as specified in charter)

Maryland
(State or other jurisdiction of incorporation)

000-2642	52-0466460
(Commission File Number)	(IRS Employer Identification No.)

Room 10001,
Tower C, Skyworth Building,
High-Tech Industrial Park,
Nanshan, Shenzhen 5180, PRC
(Address of principal executive offices and zip Code)

011-86-755-267-4327
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 10, 2008, Bank of China (Hong Kong) Limited (the “BOC Bank”) entered into an agreement concerning a pre-existing credit facility with Comtech Broadband Corporation Limited (“Comtech Broadband”), Keen Awards Limited (“Keen”), Hong Kong JJT Limited (“JJT”) and Comtech International (Hong Kong) Limited ("Comtech HK") (collectively, the “BOC Facilities”), each a direct or indirect wholly-owned subsidiary of Cogo Group, Inc. (the “Company”), whereby the credit facility was increased from $15,000,000 to $41,000,000

The BOC Facilities are secured by funds on deposit with the BOC Bank in an amount of $15,000,000 (an increase of $10,000,000 from the previous amount, the interest rate on the BOC Facilities is LIBOR plus 2.25% per annum (previously it was 1.75% - 2.00%); the BOC Facilities are repayable on demand by the BOC Bank and the BOC Bank may increase, reduce and/or cancel the facilities by notice to the Company; the interest on the BOC Facilities will accrue until payment therefore is demanded by the BOC Bank. The BOC Facilities are guaranteed by the Company. The Company has agreed with the BOC Bank that, among other things, it will maintain a net worth of not less than RMB450,000,000 ($66,275,000 as of September 30, 2008) at all times. There is a $25,000 non-refundable handling charge fee the Company is to pay to the BOC Bank. Additionally, there is an arrangement fee whereby 0.125% will be charged daily if the undrawn balance exceeds 50% of the over-drawn facility, to be payable monthly by the Borrower. Comtech HK, Comtech Broadband, Keen and JJT currently have no amount outstanding under the facility.

The Company previously filed a Current Report on Form 8-K, on  October 7, 2005, reporting entry into the BOC Facility and on December 22, 2006, reporting an increase in the BOC Facility for Comtech HK.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Facility Letter, dated October 10, 2008

10.2	General Terms and Conditions for Banking Facilities for Bank of China

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGO GROUP, INC.

Dated: October 15, 2008	By:	/s/ Frank Zheng
Name: Frank Zheng
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Facility Letter dated October 10, 2008

10.2	General Terms and Conditions for Banking Facilities for Bank of China